UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2012 (August 22, 2012)

GAYLORD ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13079	73-0664379
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Gaylord Drive Nashville, Tennessee		37214
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 316-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

Underwriter’s Option

On August 23, 2012, Gaylord Entertainment Company (the “Company”) sold 846,469 shares (the “Option Shares”) of the Company’s common stock, upon the exercise of the underwriter’s option granted pursuant to an underwriting agreement, dated August 13, 2012 (the “Underwriting Agreement”), among the Company, TRT Holdings, Inc., and Deutsche Bank Securities, Inc. (the “Underwriter”). The Option Shares were sold at a price to the public of $40.00 per share.

The Company’s total net proceeds from the sale of the Option Shares, after Underwriter’s discounts, were approximately $33,012,291.00.

The foregoing summary of the Underwriting Agreement is qualified by reference to the full text of the Underwriting Agreement, which was filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on August 16, 2012, which is incorporated herein by reference.

Private Letter Ruling

In connection with our conversion to a real estate investment trust, or REIT, for federal income tax purposes, we are required to distribute to our shareholders, on or prior to December 31, 2013, all of our earnings and profits, or E&P, as determined for federal income tax purposes, accumulated through the end of 2012, or our pre-REIT E&P, if we elect REIT status for the taxable year beginning January 1, 2013. We expect to distribute all of our pre-REIT E&P in a one-time special distribution, the special E&P distribution, in the fourth quarter of 2012. However, our board of directors may determine to pay the special E&P distribution at another time, but no later than December 31, 2013.

The special E&P distribution will be composed of cash or shares of our common stock, at each shareholder’s election, subject to a cap on the total amount of cash equal to 20% of the aggregate amount of the special E&P distribution. We received a private letter ruling from the Internal Revenue Service, or the IRS, on August 22, 2012, confirming that both the cash and stock components of the special E&P distribution will be treated as a taxable distribution, which will reduce our E&P. Pursuant to the IRS ruling, if we pay the special E&P distribution in 2012, the value of the shares paid in the special E&P distribution for federal income tax purposes will be their fair market value on the date of distribution.

The conversion rate of our 3.75% convertible senior notes will be adjusted in connection with the special E&P distribution pursuant to the anti-dilution provisions of the indenture governing the notes, which will result in additional shares of our common stock becoming issuable upon conversion of the notes. The IRS ruling provides that such adjustment will result in a deemed taxable distribution to the holders of the notes (which will reduce our E&P) in an amount equal to the number of additional shares of our common stock to which each holder will be entitled to receive as a result of the adjustment multiplied by the fair market value, as of the date of the adjustment, of such additional shares.

In addition, the IRS ruling permits us to make a second distribution in 2013 using the same cash/stock election procedure and cash cap described above in the event that we fail to distribute all of our pre-REIT E&P in the special E&P distribution.

Further details, including a description of the tax consequences of the special E&P distribution, will be provided in the election form and accompanying materials that will be mailed to stockholders in connection with the special E&P distribution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAYLORD ENTERTAINMENT COMPANY

Date: August 23, 2012	By:	/s/ Carter R. Todd
	Name:	Carter R. Todd
	Title:	Executive Vice President, General Counsel and Secretary